CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        December 9, 1996



The Chase Manhattan Bank, as Trustee of
The First Trust Special Situations
  Trust, Series 170
4 New York Plaza, 6th Floor
New York, New York  10004-2413

Attention:     Mr. Paul J. Holland
               Vice President


     Re:  The First Trust Special Situations Trust, Series
170

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in The First Trust Special Situations Trust, Series 170 (each, a "Trust"), which will be established under certain Standard Terms and Conditions of Trust dated November 20, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We   have  examined  and  are  familiar  with originals  or
certified   copies,  or  copies  otherwise  identified   to our
satisfaction,  of such documents as we have deemed necessary  or
appropriate  for  the purpose of this opinion.   In  giving this
opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     2.    Under the income tax laws of the State and City of New
York, the income of the Trust will be considered the income of the holders of the Units.

     We  consent  to the filing of this opinion as an exhibit  to
the   Registration  Statement  (No.  333-13049)  filed  with the
Securities   and   Exchange  Commission  with  respect   to the
registration of the sale of the Units and to the references to our name under the captions "What is the Federal Tax Status of
Unit-holders?"   and  "Legal  Opinions"  in   such Registration
Statement and the preliminary prospectus included therein.

                                    Very truly yours,



                                    CARTER, LEDYARD & MILBURN